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EXHIBIT 10.2

                           [OVERHILL FARMS LETTERHEAD]

April 15, 2003

Mr. Andrew Horvath
Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, CA 90058

Dear Mr. Horvath:

Pursuant to your agreement with Overhill Farms, we are restructuring your salary payable under your employment contract of effective as of May 1, 2003. Pursuant to the terms of your employment agreement you are currently entitled to a monthly salary of $11,666.67. We have agreed that your salary will be paid at the monthly rate of $9,166.67 throughout the term of your employment contract, which expires on October 31, 2003. The remaining $2,000 per month ($12,000 aggregate) will be paid to you in a lump sum upon the expiration of your employment agreement, if you do not reach satisfactory terms for continued employment with Overhill Farms. Any offer by the company for continued employment following the expiration of the primary term of your existing employment agreement, will take into consideration the deferment. agreed to herein.

The retraining rights and obligation of each party pursuant to your employment agreement will not be altered by this agreement and shall remain in full force and effect.

If the forgoing accurately sets forth our agreement with respect to this matter, please indicate you acquiescence to the same by executing a copy of this letter and returning it to me.

Very truly yours.

/s/ JIM RUDIS

Jim Rudis President & CEO
President & CEO

My countersignature of this letter constitutes my agreement to the terms and conditions hereof.


/S/ ANDREW HORVATH                                APR 15, 2003
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Andrew Horvath                                    Date